Exhibit 10.1

SATISFACTION AND DISCHARGE OF indebtedness AGREEMENT

This Satisfaction and Discharge of Indebtedness Agreement (this “Agreement”) is made and entered into as of September 30, 2025, by and between Iron Horse Acquisition Corp., a Delaware corporation (the “Company”) and Zhong Gua Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI”) on the one hand, and D. Boral Capital, LLC (f/k/a EF Hutton LLC) (“D. Boral”), on the other hand. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Underwriting Agreement (as defined below).

RECITALS

WHEREAS, the Company and D. Boral are parties to an Underwriting Agreement dated December 27, 2023 (the “Underwriting Agreement”).

WHEREAS, pursuant to Sections 1.3 and 3.15 of the Underwriting Agreement, the Company is obligated to pay D. Boral the principal sum of $2,518,000 (the “Deferred Underwriting Commission”) upon the consummation of the Company’s Business Combination (as defined below);

WHEREAS, the Company and CFI announced that they executed a definitive business combination agreement that will result at the closing of the business combination with the Company as the surviving, publicly listed entity and changing its name to CN Healthy Food Tech Group Corp. (the “Business Combination”).

WHEREAS, the Business Combination is scheduled to close on or about the date hereof, at which time, the Deferred Underwriting Commission to D. Boral would be immediately due and payable.

WHEREAS, the Company and CFI request that, in lieu of the Company tendering the full amount of the Deferred Underwriting Commission ($2,518,000) due D. Boral in cash, D. Boral accepts cash and Shares (as defined below) of the Company’s common stock and the Promissory Note (as defined below) as full satisfaction of the Deferred Underwriting Commission.

WHEREAS, in lieu of collecting the full amount of the Deferred Underwriting Commission in cash at the time of the closing of the Business Combination, D. Boral hereby agrees to accept, in full satisfaction of the Deferred Underwriting Commission, the specific allocated payments of (1) $500,000 in cash at the time of the closing of the Business Combination; and (2) a senior promissory note bearing no interest (the “Promissory Note”) to be executed by the Company and CFI, pursuant to which the Company and CFI are, jointly and severally, obligated to pay DBC $2,018,000, in cash, within forty-five (45) calendar days of the closing of the Business Combination.  Under the Promissory Note, in the event the Company and CFI breach by failing to pay the $2,150,000 owed by the conclusion of the forty-fifth calendar day following closure of the merger, the Company and CFI will ensure that five million (5,000,000) shares of common stock (the “Shares”) are authorized but unissued and that an irrevocable transfer instruction is given to the acting Trust Agent (“Continental”) such that the Shares shall be issued to DBC without needing authorization from the Company and CFI, to satisfy the unpaid amount of the Note, upon sending notice to Continental that the Promissory Note has not been paid in full. The

For clarity, this Agreement is not intended to, and shall not serve to, affect, modify or amend the Underwriting Agreement and the Deferred Underwriting Commission unless or until the amounts specified in Section 1.1 below are timely paid in full;

WHEREAS DBC, as successor to EF Hutton LLC, , is a third-party beneficiary to the Investment Management Trust Agreement (the “Trust Agreement”) by and between the Company and Continental, pursuant to which DBC is required to acknowledge and agree (the “Acknowledgement”) to the liquidation of the Trust Account (as defined in the Trust Agreement) upon the Closing Date;

NOW THEREFORE, in consideration of the foregoing promises and representations, which shall be deemed an integral part of this Agreement, and of the mutual covenants and agreements set forth herein, which the parties acknowledge and agree are good and valuable consideration, receipt and sufficiency of which are acknowledged by each party hereto, the parties agree as follows:

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.1	D. Boral shall only acknowledge and discharge the Deferred Underwriting Commission and will only acknowledge that the Company and CFI’s obligations to pay the Deferred Underwriting Commission in cash are satisfied and discharged, if the conditions below occur on the closing date of the Business Combination:

A.	On the Closing Date, the Company or CFI shall have wired $500,000 to the bank account of D. Boral;

B.	The Company and CFI shall have executed the Promissory Note in the principal amount of $2,018,000 to be paid, in full, within forty-five (45) days from the execution of this Agreement. If the principal amount of $2,018,000 is not paid, in full, within 45 days from execution of this Agreement, then default interest on the unpaid principal shall accrue at a default rate of fifteen percent (15%) per annum.

C.	Simultaneously with executing the Promissory Note, the Company shall provide its transfer agent with irreversible transfer instructions (with a copy to D. Boral) on behalf of D. Boral, that instructs the transfer agent to reserve 5,000,000 authorized but unissued Shares to be immediately issued to D. Boral in the event the Company or CFI fail to timely pay, in full, the Promissory Note in cash within forty-five (45) days from its execution. The transfer instructions shall provide that the Shares are to be immediately issued to D. Boral upon written notice from D. Boral that the Company or CFI has not paid the Promissory Note, in whole or in part, and D. Boral shall instruct the transfer agent to transfer the Shares in order to satisfy the amount due pursuant tothe Promissory Note. A copy of the irreversible transfer instructions are attached hereto as Exhibit A.

D.	In the event the Shares are transferred to D. Boral and then, registered pursuant to Section 2.1 below, D. Boral shall provide the Company and CFI with the trading records within three (3) business days from receipt of said records to confirm the net proceeds from the sales (i.e., not including any brokerage fees and other expenses and costs incurred by D. Boral selling the Shares), which shall be used to satisfy all or part of the Promissory Note.

In the event D. Boral sells the Shares received pursuant to sections 1.1.C-1.1.E above and net proceeds from the sales do not satisfy the amount due pursuant to the Promissory Note, the Company and CFI shall remain jointly and severally liable, to pay the remaining amount due on the Promissory Note, including default interest, expenses and costs. On the other hand, if DBC’s proceeds from the sales of the Shares exceed the amount due on the Promissory Note, including accrued default interest, expenses and costs, then the remaining unsold Shares shall be cancelled, and any proceeds from the sale of the Shares that exceed the amount due under the Promissory Note shall be reimbursed to the Company.

ARTICLE II

AGREEMENTS AND COVENANTS

2.1	In the event the Company and CFI do not pay, in full, the Promissory Note within forty-five (45) days from its execution and D. Boral receives the Shares held in reserve with the transfer agent, the Company and CFI shall, within sixty (60) days from the issuance of the Shares to D. Boral, cause to be filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the resale by D. Boral (or its designees) of all of the Shares issued pursuant to Section 1.1.B.

2.2	D. Boral agrees, upon the Company’s request, to promptly provide the Company with any information required to be included in any such registration statement regarding D. Boral and agrees to indemnify the Company for any inaccuracies with respect thereto that are included in such registration statement.

2.3	The Execution and Delivery of this Agreement by DBC shall constitute a waiver, by DBC, of its obligation to provide the Acknowledgement pursuant to the Trust Agreement, with the effect of permitting the Trust Account to be terminated as provided therein.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If the Company or CFI fail to strictly comply with the terms of this Agreement, then the Company or CFI shall reimburse the D. Boral promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by D. Boral in any action in connection with this Agreement, including, without limitation, those incurred: (A) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to D. Boral’s rights, remedies and obligations, (B) collecting any sums which become due to D. Boral, (C) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (D) the protection, preservation or enforcement of any rights or remedies of the D. Boral.

3.2	Except for the Company’s obligations to pay the Deferred Underwriting Commission set forth in Sections 1.3 and 3.15 of the Underwriting Agreement, nothing set forth in this Agreement shall amend or modify the terms of the Underwriting Agreement, which shall remain binding pursuant it its terms, including, but not limited to, Section 5 “Indemnification and Contribution.”

period.

3.2	This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

3.3	The Company hereby acknowledges and agrees that D. Boral shall be entitled to all of their rights, protections, indemnities and immunities in connection with their execution of this Agreement and the performance of any obligations hereunder or in connection herewith.

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IN WITNESS WHEREOF, D. Boral, the Company and CFI have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

DBC:

D. Boral Capital LLC

By:	/s/ Gaurav Verma
Name:	Gaurav Verma
Title:	Co-head of Investment Banking

COMPANY:

IRON HORSE ACQUISITION CORP.

By:	/s/ Jose Antonio Bengochea
Name:	Jose Antonio Bengochea
Title:	Chief Executive Officer

CFI:

Zhong Guo Liang Tou Group Limited

By:	/s/ Zhenjun Jiang
Name:	Zhenjun Jiang
Title:	Director